EXHIBIT 23. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of McDonald’s Corporation and the related prospectus of our reports dated February 19, 2007 with respect to the Consolidated financial statements of McDonald’s Corporation, McDonald’s Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of McDonald’s Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Commission File No.
	FORM S-8	FORM S-3

	33-09267	33-00001

	33-24958	33-64873

	33-49817	333-25899

	33-50701	333-59145

	33-58840	333-60170

	333-03409	333-82920

	333-65033	333-92212

	333-36776	333-120453

	333-36778	333-139431

333-71656

333-121092

333-115770

333-139415

Chicago, Illinois February 23, 2007		ERNST & YOUNG LLP

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